Exhibit 99.1

Portland, Oregon

May 28, 2003

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.44 PER SHARE FOR THE FIRST FISCAL QUARTER ENDED APRIL 30, 2003

Cascade Corporation (NYSE: CAE) today reported its financial results for the first fiscal quarter of 2004, ended April 30, 2003.

First Quarter Financial Highlights:

•                  Consolidated net sales were $68.9 million, a 15% increase over consolidated net sales of $59.9 million in the first quarter of fiscal 2003.  The increase in net sales was due primarily to stronger sales in all major markets and the strengthening of foreign currencies against the US dollar.  Foreign currencies accounted for approximately 8% of the first quarter 2004 sales increase.

•                  Gross margin was 32.9% as compared to 35.1% in the first quarter of fiscal 2003.  The decrease in gross margin was largely attributable to product mix in North America.

•                  Consolidated net income was $5.4 million, or $0.44 per share, compared to net income of $4.2 million, or $0.35 per share in the first quarter of the prior year.

•                  The effective tax rate decreased in the first quarter of fiscal 2004 to 32% as compared to approximately 35% in the first quarter of fiscal 2003.  The decrease was primarily due to the utilization of foreign tax benefits realized but not recognized in prior years.

Market Conditions

•                  The North American lift truck market improved by 16% during the first quarter as measured by an increase in lift truck shipments compared to the same period in the prior year.  Industry shipments are an indicator of the general health of the industry and do not necessarily correlate with the demand for Cascade’s products.  Cascade’s North American sales in the first quarter of fiscal 2004 were up 4.0% to $40.5 million as compared to $39.0 million in the first quarter of fiscal 2003.

•                  European sales improved 40.7% to $18.8 million during the first quarter of fiscal 2004 as compared to $13.3 million during the first quarter of fiscal 2003.  The improvement was driven by increased order rates and the strengthening of European currencies.  Approximately 25% of the increase in European sales is due to the strengthening of currencies.

Cascade Corporation

May 28, 2003

•                  Sales in the Asia Pacific market increased 26.6% in the first quarter of fiscal 2004 in comparison to the first quarter of fiscal 2003, largely driven by continued strong sales in China.

Other Events:

•                  The Company acquired FEMA Forks, a small, privately owned supplier of forks (lifting tines) to Europe’s lift truck manufacturing industry.  FEMA Forks is based in Hagen, Germany.  The aggregate purchase price for the acquisition was $5.3 million, which included the assumption of liabilities and payment of debt.  The transaction closed on March 31, 2003.

Robert C. Warren, Jr., President and Chief Executive Officer, remarked, “We’re pleased with our quarterly financial performance and encouraged by the results experienced in Europe and the ongoing improvement in North American activity.  We continue to be cautiously optimistic about the business climate in our major markets in light of continuing economic uncertainty, but will remain vigilant on cost containment.  Overall, the Company doesn’t see any significant changes in market conditions going forward.”

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause Cascade’s actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by, or on behalf of Cascade.  These include among others factors related to general economic conditions, interest rates, the demand for materials handling products, performance of Cascade’s manufacturing facilities, and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in Cascade’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

About Cascade Corporation:

Cascade Corporation, headquartered in Portland, Oregon, is a leading international manufacturer of lift truck attachments, forks and accessories.  Additional information on Cascade is available on its web site, www.cascorp.com.

Cascade Corporation will hold a webcast conference call on Wednesday, May 28, 2003, at 2:00 pm Pacific Time, to discuss first quarter results.  The conference call can be accessed in the U.S. and Canada by dialing (877) 356-5726; international callers can access the call by dialing (706) 643-0183.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available two hours after the live broadcast and can be accessed through May 30th by dialing (800) 642-1687 and entering passcode 864140, or internationally, by dialing (706) 645-9291 and entering passcode 864140.

The call will be simultaneously webcast and can be accessed on the investor relation’s page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Cascade Corporation

Consolidated Statement of Income

(Unaudited - in thousands, except per share data)

	Three Months Ended April 30
	2003	2002

Net sales	$68,934	$59,942
Cost of goods sold	46,223	38,879
Gross profit	22,711	21,063

Selling and administrative expenses	14,649	13,303

Operating income	8,062	7,760
Interest expense	(1,160)	(1,465)
Interest income	268	374
Other income (expense), net	732	(177)

Income before provision for income taxes	7,902	6,492
Provision for income taxes	2,529	2,272
Net income	$5,373	$4,220

Basic earnings per share	$0.46	$0.37

Diluted earnings per share	$0.44	$0.35

Basic weighted average shares outstanding	11,588	11,292
Diluted weighted average shares outstanding	12,147	12,209

Cascade Corporation

Consolidated Balance Sheet

(In thousands, except share and per share data)

	April 30 2003	January 31 2003
	(unaudited)
ASSETS
Current assets:
Cash	$24,982	$29,501
Marketable securities	5,503	—
Accounts receivable, less allowance for doubtful accounts of $1,687 and $1,801	51,941	42,784
Inventories	30,155	30,431
Deferred income taxes	2,267	2,188
Income taxes receivable	2,082	3,727
Notes receivable, current portion	1,120	1,088
Prepaid expenses and other	3,221	4,279
Total current assets	121,271	113,998
Property, plant and equipment, net	68,528	65,863
Goodwill	63,444	59,355
Notes receivable, net	8,286	8,559
Deferred income taxes	11,710	11,627
Other assets	3,082	2,915
Total assets	$276,321	$262,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$925	$1,043
Current portion of long-term debt	12,695	12,695
Accounts payable	15,951	13,763
Accrued payroll and payroll taxes	5,843	5,687
Accrued environmental expenses	808	808
Other accrued expenses	11,470	8,801
Total current liabilities	47,692	42,797
Long-term debt	49,987	50,113
Accrued environmental expenses	9,214	9,389
Deferred income taxes	1,311	1,226
Other liabilities	6,141	5,514
Total liabilities	114,345	109,039

Exchangeable convertible preferred stock and minority interest	4,265	8,530
Shareholders’ equity:
Common stock, $.50 par value, 20,000,000 authorized shares; 11,698,300 and 11,398,300 shares issued and outstanding	5,849	5,699
Additional paid-in capital	5,583	1,468
Retained earnings	156,099	151,925
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustments	(9,820)	(14,344)
Total shareholders’ equity	157,711	144,748
Total liabilities and shareholders’ equity	$276,321	$262,317